     As filed with the Securities and Exchange Commission on April 4, 2001
                                                      Registration No. 333-54420

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                Amendment No. 1

                                       to

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            APPLIEDTHEORY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   16-1491253
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                  1500 BROADWAY, 3RD FLOOR, NEW YORK, NY 10036
                                 (212) 398-7070
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ROBERT F. MECHUR, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                            APPLIEDTHEORY CORPORATION
                      224 HARRISON ST., SYRACUSE, NY 13202
                                 (315) 453-2912
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                              DEWEY BALLANTINE LLP
                       ATTENTION: FRANK E. MORGAN II, ESQ.
              1301 AVENUE OF THE AMERICAS, NEW YORK, NY 10019-6092
                                 (212) 259-8000


   From time to time after the effective date of this registration statement.
        (Approximate date of commencement of proposed sale to the public)
================================================================================
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
--------------------------------------------------------------------------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X ]
--------------------------------------------------------------------------------
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
--------------------------------------------------------------------------------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
--------------------------------------------------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                          Proposed maximum      Proposed maximum        Amount of
Title of each class of securities to    Amount to be     offering price per    aggregate offering      registration
            be registered                registered             unit                  price                fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
per share, in respect of:

5% Convertible Debentures and Common
    Stock warrants                      22,333,334(1)        1.10 (2)           $24,566,667 (2)         $6.142

----------------------------------------------------------------------------------------------------------------------



(1) The 22,333,334 shares are registered solely for the possible conversion of $30,000,000 in 5% convertible debentures due June 5, 2003, and the exercise of common stock warrants issued in conjunction with the 5% convertible debenture. Pursuant to the purchase agreement and the amended and restated registration rights agreement relating to the sale of the convertible debentures, AppliedTheory has agreed to register for resale shares eligible for issuance upon conversion of the convertible debentures and the exercise of the warrants although all the shares may not be required.


(2) Pursuant to Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low prices for AppliedTheory common stock on April 2, 2001 as reported on the Nasdaq National Market.


(3) We intend to rely on Rule 416 with the result that this registration statement will cover additional shares that may become issuable as a result of stock splits, stock dividends, and similar transactions that will trigger anti-dilution provisions in the convertible debentures and warrants. In the event shares in excess of amounts registered under this registration statement become issuable due to fluctuations in market prices of AppliedTheory common stock, we will not rely on Rule 416 to cover the additional shares.

================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED April 4, 2001


PRELIMINARY PROSPECTUS


                                22,333,334 SHARES
                                  COMMON STOCK

                            APPLIEDTHEORY CORPORATION
               1500 BROADWAY, 3RD FLOOR, NEW YORK, NEW YORK 10036
                                 (212) 398-7070


         This prospectus relates to the resale of 22,333,334 shares of our common stock, par value $.01 per share, (i) which may be issuable upon conversion of $30,000,000 aggregate principal value of 5% convertible debentures due June 5, 2003 that were issued on June 5, 2000, and (ii) which may be issuable upon exercise of warrants granted as of June 5, 2000 in connection with the convertible debentures.


         Our common stock is listed for trading on the Nasdaq Stock Market's National Market under the symbol "ATHY." On April 2, 2001, the last reported sale price of our common stock was $1.08. You are urged to obtain current market data before you purchase our stock.



         The common stock offered hereby is highly speculative and involves a high degree of risk. Please see "Risk Factors" beginning on Page 11 to read about risks you should consider before acquiring shares of our common stock.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the related registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell our shares and is not soliciting an offer to buy our shares in any state where the offer or sale is prohibited.

                   The date of this Prospectus is _____, 2001

                                TABLE OF CONTENTS

                                                                                                Page
Company Overview                                                                                   3

Description of Transaction                                                                         5

Risk Factors                                                                                      11

Use of Proceeds                                                                                   23

Selling Security Holders                                                                          23

Plan of Distribution                                                                              24

Legal Matters                                                                                     25

Experts                                                                                           25

Where You Can Find More Information                                                               25


         You should rely only on the information contained or referred to in this prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus or any of its supplements is accurate as of any date other than the date on the front of these documents.

         This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the sections "Company Overview", "Description of Transaction" and "Risk Factors." Forward-looking statements include statements regarding our, or our directors' or officers', intent, belief or current expectations with respect to, among other things, trends affecting our financial condition or results of operations and our business and growth strategies. Actual events or results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to differences include, but are not limited to, those discussed in the section entitled "Risk Factors" and in the other sections of this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution potential investors not to place undue reliance on these statements. This prospectus contains forecasts of estimated future growth in the Internet industry and in Internet usage as a whole. These market forecasts are reliant upon assumptions, including assumptions about the growing acceptance of the Internet as a tool for commercial activity, about continuing advances in computing and telecommunications technology and about increasing availability of technology. There can be no assurance that these assumptions will prove to be correct or, even if they do, that the forecasts will prove to be accurate.

         You should read and consider the discussion in this prospectus in conjunction with the discussion in our quarterly reports and annual reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, including our financial statements and notes thereto and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the most recent annual or quarterly report we have filed with the Securities and Exchange Commission.

         Unless the context otherwise requires, references in this prospectus to "AppliedTheory," the "Company," "we," "our" and "us" refer to AppliedTheory Corporation.

                                COMPANY OVERVIEW



     Industry veteran AppliedTheory combines its knowledge base with the ability to build, integrate and manage Internet business solutions for corporations wanting to remain competitive in an increasingly complex economy. We offer a comprehensive and fully integrated suite of managed hosting, Internet solutions and connectivity and security services, which enable us to provide a variety of outsourced managed hosting services options for large enterprise business needs.

     We help businesses use the Internet to increase profit, decrease costs and meet business objectives.

MANAGED HOSTING SERVICES AND THE LIFE-CYCLE SUPPORT MODEL

     Today, companies are looking beyond their own resources to meet their e-business objectives and to fulfill their Web hosting requirements. These companies need to ensure the long-term success of their critical, hosted applications, such as e-commerce, benefits management, process management, or any other traditional information technology function that is being migrated to the Internet environment. Each of these areas makes an important contribution to the success of an organization's business plan. We believe -- and our experience has shown -- that companies often want the cost savings and flexibility of managed hosting and outsourcing these applications.

     The more critical and more complex the application, the more these companies might require full support for the life cycle of that application. Thus, fully integrated Internet solutions become the pathway to a hosting solution and vice versa. We call this self-perpetuating process our "life cycle support."

WE FOCUS ON INTEGRATED INTERNET BUSINESS SOLUTIONS.

     Our customers' successful Internet business strategies have become as complicated as they are critical. As companies face this challenge, they turn to the services offered by AppliedTheory's outsourced hosting and life cycle approach.

     We have found that our business, organization and government customers view the Internet as a tool to achieve a business strategy. We believe our intensely customer-focused, life-cycle support approach helps support established business models

     We believe the high percentage of customers that are buying complex solutions from us, and the high degree of retention of our customers, along with repeat business validates our integrated, Web-centric, life-cycle customer service model. An increasing number of our new proposals are quoting a complex mix of services, including managed Web hosting.

     We use a phased approach designed to develop and implement comprehensive Internet solutions for our customers. Our core expertise is derived from our experience in developing business-to-business and business-to-consumer Web-centric solutions.

     We believe that no business-critical Internet solution is viable without a completely integrated hosting solution; therefore, we offer parallel lines of hosting services to our customers. Our Web hosting solutions include Web site and network operation and, when appropriate, managed application support.

     Each of our managed hosting service offerings is available as a fully outsourced, upgradeable solution. The managed application hosting solution is designed to allow its user to save time and greatly reduce capital expenditures, risk of obsolescence and internal management responsibilities.

     In addition, we provide dedicated server and co-location hosting services, security consulting services, virtual private networks (VPNs) and managed firewalls for network security. We also provide direct connectivity to the global Internet via a redundant, rigorously engineered, high-speed network backbone.

WE PARTNER WITH OUR CUSTOMERS.

     We have found that enterprise customers are increasingly less likely to consider facilities-based hosting and knowledge-based development, integration and management services to be mutually exclusive. As large-scale, Web-based business applications become more complex, companies and organizations are requiring that their Internet outsourcing company be a partner that has both the technology and the knowledge to scale and grow with their needs.

OUR EXPERTISE IS EVIDENT IN OUR HANDS-ON EXPERIENCE.

     AppliedTheory deploys Internet solutions to more than 1,500 customers. Our customer satisfaction is reflected in our low churn rate of less than 1/2% per month and reflects the dedication of our more than 600 employees nationwide.

     We have developed business-to-business networks, web sites, portals and e-business strategies; built internal corporate networks; migrated existing or legacy software and data processing and storage systems to the Internet; designed Web site user interfaces; and constructed e-commerce sites from the ground up for major businesses and mid-sized companies nationwide.

     - We provide Internet solutions to some of America's leading companies, including AOL Time Warner, Eddie Bauer and Carrier Corporation.

     - The New York State Department of Labor awarded AppliedTheory a five-year $82 million contract to continue to manage and host America's Job Bank, which we believe is the world's largest online employment database. We created the original site design and continue to operate and manage the site.

     - Ingersoll-Rand hired AppliedTheory as its outsourced managed Web hosting partner.

     - We built a custom solution for Hedgeworld Ltd. -- which serves the hedge fund industry by linking fund managers to site members and integrating future product offerings -- by leveraging their software and data processing and storage legacy systems and databases and transforming them into systems accessible through the Internet.

     - By integrating numerous technologies, AppliedTheory created a Web-based solution for the Boston Marathon that enabled event coordinators to gather, process and present data online.

OUR EXPERTISE SPANS MANY INDUSTRIES.

     AppliedTheory's concentration on providing mission-critical applications to key industries makes us highly knowledgeable in numerous vertical markets, including:

     - EDUCATION -- We provide Internet solutions to many of the nation's colleges and universities.

     - HEALTHCARE -- We develop healthcare applications for medical professionals, supplying technology to address and meet the demand for online healthcare delivery systems.

     - GOVERNMENT -- We have worked to develop teams of software engineers and consultants with the experience and expertise to efficiently fulfill the special requirements that governmental institutions face.

STRONG ALLIANCES EXPAND OUR CAPABILITIES.

     To ensure our customers have access to today's leading technology, we have developed various business relationships with major Internet technology companies, including:

     - AT&T -- We utilize AT&T's national IP network, peering and co-location services to supply the majority of our network infrastructure.

     - Cisco -- Their high-end routers and switches serve as the core of our network backbone and web hosting infrastructure.

     - Compaq -- Their development, Web and file servers are the foundation for our NT and Linux hosting product line.

     - EDS -- They supply high-end and large scale technology project management support.

     - IDS Scheer -- They assist us in business process reengineering.

     - Microsoft -- We are a Microsoft Certified Solutions provider.

     - Pivot Technologies -- They provide our customers with network security integration expertise and firewall support.

     - Sprint -- We utilize Sprint's national IP infrastructure to provide certain peering relationships.

     - Sun Microsystems -- Their development, Web and file servers are the foundation for our UNIX hosting product line.

WE CONTINUE TO EXECUTE OUR BUSINESS PLAN.

     We believe that the recurring revenue realized from our managed hosting services offering is an important element of our business strategy.

     We have achieved higher than projected revenue growth. Equally important as our growth, we are closing sales more quickly by integrating services and putting capable people in regions where they are close to the customer.

     We have developed certain standard managed hosting configurations. This streamlines our service delivery and shortens the time to implement the service. We are continuing to mine certain vertical market segments and build upon our experience base. By continuing to leverage our success, we maximize the opportunity to re-use solutions or parts of solutions. Our library of experienced software code and solutions models is rapidly expanding.

     Our growth strategy dictates that we will continue to look for targeted, strategic acquisitions, with a view towards make-versus-buy. We find that these strategic acquisitions resonate with our business model, and their teams bring new ideas, new skills and, of course, new customers.

     As part of our expansion strategy, we purchased several businesses through December 31, 2000. On January 5, 2000 we acquired CRL Network Services Inc., a company that provides high-speed Internet access and data networking solutions. This acquisition allowed us to extend our network footprint, link the company's web hosting centers on the east and west coasts, and increase our sales presence on the west coast. It also expanded our peering arrangements with additional Internet access providers.

     Also in the 2000 we made several other strategic acquisitions. We acquired The Cordada Group Inc., Team Tech International Inc., What's Up Inc., and Tabor Interactive, Inc. They all provide the full suite of AppliedTheory's solutions including managed web hosting, Internet solutions consulting and Internet connectivity in Seattle, Washington; Austin, Texas; Atlanta, Georgia; and Denver, Colorado, respectively. These acquisitions combined with our organic growth have enabled us to increase our presence in four additional high-tech corridors in the United States and further leverage our web hosting and professional service expertise.

     We were incorporated in November 1995, and spun-off in October 1996 from NYSERNet.org, a not-for-profit corporation that was one of the founding institutions of the Internet, to pursue commercial opportunities that are Internet protocol, or IP, based. The sole member of NYSERNet.org is NYSERNet.net, Inc., one of our major stockholders. In August 1998, Broadwing, and Grumman Hill Investments III, L.P., a private equity fund advised by Grumman Hill Group, LLC, invested $12.9 million and $6.5 million, respectively, to acquire approximately 4.4 million and 2.2 million shares of our common stock, respectively. Of these 6.6 million shares, we issued 1.73 million new shares for net proceeds of approximately $5.0 million. The balance of these shares were sold by NYSERNet.net. Since April 30, 1999, our common stock has been publicly traded on the NASDAQ Stock Market. Our corporate headquarters is located at 1500 Broadway; Third Floor; New York, New York 10036, and our telephone number at that location is (212) 398-7070.



         From time to time, in both written and in oral statements by our senior management, we express expectations and other statements regarding future performance. These forward-looking statements are inherently uncertain and you must recognize that events could turn out to be different than such expectations and statements. We discuss key factors impacting current and future performance in this prospectus and in our other filings and reports.

                           DESCRIPTION OF TRANSACTION

         AppliedTheory entered into a purchase agreement dated as of June 5, 2000 with seven investors to provide us with $30,000,000 of operating capital. On June 20, 2000 we filed a current report on Form 8-K with additional information regarding this transaction. On January 9, 2001, we entered into a letter agreement with those investors and their assigns whereby AppliedTheory and the investors modified certain significant components of the June 5, 2000 purchase agreement.


DESCRIPTION OF THE CONVERTIBLE DEBENTURES AND WARRANTS

         The amended and restated purchase agreement between us and seven investors included two separate components: the issuance of a 5% convertible debt and the issuance of warrants to purchase common stock. As of January 9, 2001 the following components of the amended and restated purchase agreement had been completed:

-   The issuance of $30,000,000 in 5% convertible debentures due June 5, 2003;
    and

- The issuance of warrants to purchase $13,000,000 in AppliedTheory common stock.

         The purchase price for the sale of the debentures and the issuance of the warrants was determined through arm's-length negotiations between the Company and the investors.


CONVERTIBLE DEBENTURES

         The $30,000,000 in convertible debentures earn interest at 5% per annum, payable semi-annually in June and December, and mature on June 5, 2003. At our option, interest can be accrued, paid in cash or converted into shares of common stock. At the option of a debenture's holder, the principal of a convertible debenture may be converted into our common stock at an initial rate of $16.69 per share of our common stock. The conversion price may be adjusted and reset pursuant to the terms of the convertible debenture, including in the circumstances described below.

         At six month intervals beginning June 5, 2001 and ending June 5, 2003, the conversion price applicable for the conversion of the principal of, or interest on, the convertible debentures will be reset to account for a portion of any decrease in the price of AppliedTheory's common stock based on the average closing price of our common stock for the 20 trading days preceding a reset date multiplied by a reset factor. The conversion price will not reset if:
1) the average closing price of our common stock for the 20 trading days preceding a reset date exceeds the then current conversion price of the convertible debentures, or 2) if the average closing price of our common stock for the 20 trading days preceding a reset date is greater than $13.35, as adjusted. Also, upon reset, the reset factor cannot be more than 1.5 times the average closing price of our common stock for the 20 trading days preceding a reset date.

         If the closing price for each of 60 consecutive trading days where the common stock is registered for resale is more than $20.86, the conversion price will be fixed at $16.69, subject to certain adjustments. The reset provisions of the convertible debentures were designed to help prevent the investors from holding debentures convertible into stock valued at less than the original $30,000,000 face value of the convertible debentures. Although this may result in additional dilution of existing shareholder's interests, it increases the likelihood that the investors will exercise the conversion feature of their debentures allowing us to conserve cash.

         The amended and restated purchase agreement contains restrictions on the investors' ability to sell shares of our common stock (including short sales) during the 20 trading days preceding any reset date and limitations on the number of shares of our common stock they may sell (including short sales) during a conversion pricing period.

         The amended and restated purchase agreement contains certain restrictions on our ability to pay dividends or distributions and purchase equity securities. These restrictions prohibit the payment of dividends, except dividends payable in common stock, and limit repurchases of common stock or other equity securities. We also cannot redeem common shares pursuant to a certain put option agreement until July 11, 2002, unless certain liquidity criteria are satisfied.

         The Company may require the investors to convert the convertible debentures into our common stock if the volume weighted average price of our common stock exceeds 200% of the $16.69 initial conversion price, as adjusted, on each of 60 consecutive trading days where, among other things, our common stock is registered for resale. Under certain circumstances we may opt to redeem the convertible debentures.

         During each calendar month, in addition to its other conversion rights the investors may convert up to a total of $15,000,000 of convertible debentures in installments equal to the greater of $3,000,000 or 20% of the aggregate dollar sale volume of our common stock for the 21 trading days preceding an investor's delivery of a notice to convert. The conversion price for a monthly conversion will be based on the volume weighted average price of our common stock during the 4 consecutive 5 trading day periods during the 20 trading days beginning 3 days after the investor's delivery of a conversion notice. In the event a conversion notice is given, the Company has the right to redeem the debentures sought to be converted.

         The investors can also convert an additional 50% of the amount submitted on each conversion notice if 15% of the aggregated dollar sales volume for our common stock for the 21 days following the conversion notice exceeds 150% of the amount submitted for conversion. The conversion price for the additional 50% will be based on the volume weighted average price of our common stock for the 21 trading days following the investor's delivery of a conversion notice.

         The Company has the right to redeem up to $15,000,000 of the 5% convertible debentures, with such amount declining $1.00 for each $3.00 of convertible debentures the investors elect to convert as described in the preceding two paragraphs. If the Company elects to so redeem any of the 5% convertible debentures, the investors can convert such 5% convertible debentures into common stock at the volume weighted average price of the common stock for the 5 trading days preceding their receipt of the Company's redemption notice.

         The following table provides hypothetical examples of how the reset functions of the convertible debentures alter the conversion price of the convertible debentures assuming certain market prices for our common stock on April 2, 2001. However, a reset cannot occur until June 5, 2001 and will be based on the market price of our common stock at that time.


                                                                                                    Shares issued
                                                                                                   upon conversion
                                                                                       Initial         of all
                                                         40-day        Conversion    conversion     convertible
                                                      average price      premium        Price        debentures
                                                      -------------    ---------     -----------   ----------------


Actual initial conversion price                              13.35 (1)         1.25         16.69         1,797,484



                                                                                                    Shares issued
                                                                                                   upon conversion
                                                                                                       of all
                                                         20-day           Reset                     convertible
                                                      average price    Factor (3)    Reset price     debentures
                                                      -------------    ---------     -----------   ----------------
Reset based on market price on April 2, 2001                  1.08(2)          1.50          1.62        18,518,519


RESET BASED ON HYPOTHETICAL INCREASE IN MARKET
PRICE OF:

Reset based on 25% increase in market price                   1.35             1.50          2.03        14,814,815

Reset based on 50% increase in market price                   1.62             1.50          2.43        12,345,679

Reset based on 75% increase in market price                   1.89             1.50          2.84        10,582,011

Reset based on 150% increase in market price                  2.70             1.50          4.05         7,407,407

Reset based on 300% increase in market price                  4.32             1.50          6.48         4,629,630

Reset based on 500% increase in market price                  6.48             1.50          9.72         3,086,420

RESET BASED ON HYPOTHETICAL DECREASE IN MARKET
PRICE OF:
Reset based on 25% decrease in market price                   0.81             1.50          1.22        24,691,358
Reset based on 50% decrease in market price                   0.54             1.50          0.81        37,037,037
Reset based on 75% decrease in market price                   0.27             1.50          0.41        74,074,074



(1) The initial conversion price is $16.69 based on the actual average closing price of $13.35 for the 40 trading days beginning June 5, 2000.


(2) The market price on the 20 trading days before the reset date is used to calculate the reset price. For this illustration the price was assumed to be constant at $1.08.



(3) The reset factor is calculated as (1-(average market price for the last 20 days divided by the initial closing price))+1 or (1-(1.08/13.35))+1 = 1.92. However, the reset factor cannot exceed 1.50.

This example has been included below to assist investors in calculating the dilutive effect of this transaction to a shareholder's holdings.


                                                               Shares       Shares         Ownership
                                                               issued     outstanding   percentage of a
                                                  Shares        upon       assuming      10,000 share        Dilution
                                                outstanding  conversion   conversion    investment (4)      Percent (5)
                                                -----------  ----------   ----------    ---------------     -----------
Without convertible debt and warrants            25,986,947            -    25,986,947           0.0385%            -
Conversion of debt at actual initial
conversion price                                 25,986,947    1,797,484    27,784,431           0.0360%        -6.9%
Conversion of warrants only                      25,986,947    2,166,667    28,153,614           0.0355%        -8.3%
Conversion of convertible debt and warrants      25,986,947    3,964,151    29,951,098           0.0334%       -15.3%


Reset based on market price on April 2,
2001 and actual conversion price                 25,986,947   18,518,519    44,505,466           0.0225%       -71.3%

DILUTION FROM RESET BASED ON A HYPOTHETICAL
INCREASE IN MARKET PRICE OF:
25% increase in market price                     25,986,947   14,814,815    40,801,762           0.0245%       -57.0%
50% increase  in market price                    25,986,947   12,345,679    38,332,626           0.0261%       -47.5%
75% increase  in market price                    25,986,947   10,582,011    36,568,958           0.0273%       -40.7%
150% increase  in market price                   25,986,947    7,407,407    33,394,354           0.0299%       -28.5%
300% increase  in market price                   25,986,947    4,629,630    30,616,577           0.0327%       -17.8%
500% increase  in market price   (6)             25,986,947    5,253,087    31,240,034           0.0320%       -20.2%

DILUTION FROM RESET BASED ON A HYPOTHETICAL
DECREASE IN MARKET PRICE OF:
25% decrease  in market price                    25,986,947   24,691,358    50,678,305           0.0197%       -95.0%
50% decrease  in market price                    25,986,947   37,037,037    63,023,984           0.0159%      -142.5%
75% decrease  in market price                    25,986,947   74,074,074   100,061,021           0.0100%      -285.0%


(4) An owner of 10,000 shares would hold 0.0385% of our common stock based on 25,986,947 shares outstanding on December 31, 2000.

(5) The dilution percent represents the amount an owner of 10,000 shares would be diluted by the shares issued upon conversion of the convertible debt and related warrants if applicable.

(6) Shares issued upon conversion includes 2,166,667 shares from the exercise of the $13,000,000 in investor warrants since the hypothetical market price exceeds the $6.00 exercise price.


         The hypothetical example above is provided only for use by investors in determining the dilutive effect if the $30,000,000 in 5% convertible debentures were converted into common stock after various changes in the market price of AppliedTheory's common stock. The effect of the exercise of the investors warrants to purchase 2,166,667 shares from the $13,000,000 of warrants has also been included in this example if the 20 day average price exceeds the warrant's $6 exercise price.

WARRANTS

         Under the amended and restated purchase agreement, the Company issued common stock purchase warrants to the investors entitling them, in the aggregate, to purchase up to $13,000,000 of AppliedTheory common stock. The warrants may be exercised until June 5, 2005.

         Initially, the per share exercise price applicable to the warrants is $6.00 per share of our common stock. Using this exercise price, up to 2,166,667 shares of our common stock will be issued if the warrants are fully exercised. The warrants provide that the exercise price will be adjusted if we issue common stock, rights convertible into common stock, or similar instruments at a per share price that is less than whichever of the following is greater: (a) the then current exercise price for the warrants, or (b) the average closing price for our common stock on the Nasdaq Stock Market's National Market for the five trading days preceding the issuance or sale in question. Other circumstances that would result in an adjustment to the exercise price applicable to the warrants and number of shares issuable upon exercise thereon are described in those agreements.


RESERVATION OF SHARES

         The Company must at all times reserve a number of shares of common stock not less than 18,000,000, subject to adjustments, plus 200% of the maximum number of shares issuable upon exercise of the warrants.


REGISTRATION RIGHTS AGREEMENT

         In connection with the agreements described above, the Company also entered into an amended and restated registration rights agreement with the investors. Pursuant to the letter agreement we agreed to file a registration statement with the Securities and Exchange Commission on Form S-3 by January 26, 2001. Pursuant to the registration rights agreement, we must register 22,333,334 shares of our common stock to cover the shares issuable upon conversion of the convertible debentures and shares issuable upon the exercise of the warrants.

         The foregoing summary of certain provisions is not intended to be a complete description of the terms and provisions of the agreements and instruments between us and the investors. Please read the documents filed as exhibits to our current report on Form 8-K on January 26, 2001, for a complete description.

                                  RISK FACTORS

     You should consider the following risk factors, as well as any other information in this report, in evaluating our business and us. Any investment in our common stock involves a high degree of risk.

WE HAVE A LIMITED OPERATING HISTORY AND MAY NOT SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

     We have a limited operating history, and our business model is still in development. We were incorporated in 1995 and commenced operations in late 1996. As an early stage Internet company we are subject to expenses and difficulties associated with implementing our business plan that are not typically encountered by more mature companies. The risks associated with implementing our business plan relate to:

     - building out our web hosting and network infrastructure;

     - expanding our sales structure and marketing programs;

     - increasing awareness of our brand;

     - providing services to our customers that are reliable and cost-effective;

     - responding to technological development or service offerings by competitors; and

     - attracting and retaining qualified personnel.

     If we are not successful in implementing our business plan, our business or future financial or operating results could suffer.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT THESE LOSSES TO CONTINUE IN THE FORESEEABLE FUTURE.

     We have incurred net losses and have experienced negative cash flows in each quarterly and annual period since inception and expect to continue to do so for the foreseeable future. At December 31, 2000, 1999 and 1998, we had an accumulated deficit of approximately $82.4 million, $29.8 million and $15.7 million, respectively. We incurred net losses of $52.6 million, $14.1 million and $7.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. In connection with our business plan, we anticipate making investments in sales and marketing, customer support and personnel. As a result of executing our business plan, we expect our net losses and negative cash flows on a quarterly and annual basis to continue in the foreseeable future. Our ability to achieve profitability is dependent in large part upon the successful implementation of our business plan. We cannot assure you that we will achieve or sustain revenue growth or profitability on either a quarterly or annual basis.

WE WILL NEED ADDITIONAL FUNDS WHICH, IF AVAILABLE, COULD RESULT IN DILUTION OF YOUR SHAREHOLDINGS OR AN INCREASE IN OUR INTEREST EXPENSE. IF THESE FUNDS ARE NOT AVAILABLE, OUR BUSINESS COULD BE HURT.

     We intend to use our available cash and existing financing arrangements to fund our sales and marketing efforts, to enhance our customer support services, for making investments or acquisitions and for general corporate and working capital purposes. Please see our current reports on Form 8-K filed on June 20, 2000 and on January 26, 2001 for additional information. Our business plan projects expansion through acquisitions funded mostly with stock but requiring some cash expenses and consideration. While we believe that our remaining cash and marketable securities and existing financing arrangements will be sufficient for the implementation of our business plan to achieve our goal of being EBITDA positive by the fourth quarter of 2001, we will need to raise additional funds through public or private debt or equity financing in order to:

     - take advantage of anticipated opportunities or acquisitions of complementary assets, technologies or businesses;

     - develop new products;

     - respond to unanticipated competitive pressures; or

     - achieve profitability.

     When additional funds become necessary, additional financing may not be available on terms favorable to us or available at all. If adequate funds are not available or are not available on acceptable terms when needed, our business could be hurt.

     If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders may be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, these securities could have some rights, preferences and privileges senior to those of the holders of our common stock, and the terms of this debt could impose restrictions on our operations and result in significant interest expense to us.

WE MAY NOT BE ABLE TO GENERATE THE NECESSARY AMOUNT OF CASH TO SERVICE OUR EXISTING FINANCIAL OBLIGATIONS.

     In addition to the 5% convertible debentures due June 5, 2003, we also have other financial obligations, including obligations to certain former shareholders of CRL Network Services, Inc., pursuant to a put option agreement entered into between the Company and those shareholders as part of the consideration for the Company's acquisition of CRL Network Services, Inc. We cannot assure you that our business will generate sufficient cash flow from operations or that additional equity or debt financing will be available on commercially reasonable terms or at all to enable us to fulfill our financial obligations or fund our other liquidity needs. If we are unable to generate sufficient cash flow for those needs, we may be unable to meet our obligations and may need to renegotiate or refinance all or a portion of our obligations under those agreements. We cannot assure you that we would be able to renegotiate or refinance our obligations under those agreements on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity.

PRIOR TO 2000, MOST OF OUR REVENUES HAVE BEEN DERIVED FROM CUSTOMERS LOCATED IN NEW YORK STATE AND WE MAY NOT SUCCESSFULLY OPERATE ON A NATIONWIDE BASIS.

     Prior to 2000, most of our revenues have been derived from customers located in New York State. Our business strategy is to become a leading national provider of advanced Internet business solutions to mid-sized businesses, departments of larger businesses, and specifically targeted vertical markets. The risks we may encounter in operating on a nationwide basis include the possibility that:

     - our products and services are not accepted beyond our current market;

     - there are significant delays in the completion of any new web hosting centers or the expansion of any existing web hosting centers, those web hosting centers comprising a key component of our business plan; and/or

     - we fail to develop a nationally recognized brand.

OUR RAPID GROWTH STRATEGY IS LIKELY TO PLACE A SIGNIFICANT STRAIN ON OUR RESOURCES.

     Our future success depends in large part on our ability to manage any achieved growth in our business. For our business plan to succeed, we will need:

     - to expand our business with new and current customers;

     - to develop and offer successful new products and services;

     - to retain key employees and hire new employees; and

     - to ensure that any future business we may develop or acquire will perform in a satisfactory manner.

     These activities are expected to place a significant strain on our resources. Also, we cannot guarantee that any of these will occur or that we will succeed in managing the results of any success in our business plan.

OUR ANNUAL AND QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS. AS A RESULT, PERIOD-TO-PERIOD COMPARISONS OF OUR RESULTS OF OPERATIONS ARE NOT NECESSARILY MEANINGFUL AND SHOULD NOT BE RELIED UPON AS INDICATIONS OF FUTURE PERFORMANCE.

     We have experienced significant fluctuations in our results of operations on a quarterly and annual basis. We expect to continue to experience significant fluctuations in our future quarterly and annual results of operations due to a variety of factors, many of which are outside of our control, including:

     - demand for and market acceptance of our services;

     - customer retention;

     - the timing and success of our marketing efforts;

     - the timing and magnitude of capital expenditures, including costs relating to the expansion of operations;

     - the timely expansion of existing facilities and completion of new facilities;

     - the ability to increase bandwidth as necessary;

     - fluctuations in bandwidth used by customers;

     - introductions of new services or enhancements by us and our competitors;

     - increased competition in our markets;

     - economic conditions including those in the technology sector;

     - potential unfavorable legislative and regulatory developments;

     - growth of Internet use and establishment of Internet operations by mainstream enterprises; and

     - changes in our pricing policies and our competitors' pricing policies.

A RELATIVELY LARGE PORTION OF OUR EXPENSES ARE FIXED IN THE SHORT-TERM. AS A RESULT, OUR RESULTS OF OPERATIONS WILL BE PARTICULARLY SENSITIVE TO FLUCTUATIONS IN REVENUE.

     A relatively large portion of our expenses are fixed in the short-term, particularly in respect of data and telecommunications costs, depreciation, amortization, real estate occupancy costs, interest expense and personnel. Because we will be required to incur these fixed expenses, irrespective of our revenue, our future results of operations are particularly sensitive to fluctuations in revenue.

THE EXPECTED CONTINUED GROWTH IN THE MARKET FOR OUR PRODUCTS AND SERVICES MAY NOT MATERIALIZE OR MAY MATERIALIZE IN A MANNER WE HAVE NOT ANTICIPATED.

     Our market is new and rapidly evolving. Whether, and the manner in which, the market for our products and services will continue to grow is uncertain. The market for our products and services may be inhibited for a number of reasons, including:

     - the reluctance of businesses to outsource their Internet solutions and Web hosting needs;

     - our failure to successfully market our products and services to new customers; and

     - the inability to maintain and strengthen our brand awareness.

OUR SUCCESS DEPENDS IN LARGE PART ON THE CONTINUED GROWTH OF THE INTERNET
MARKET.

     Our business will be hurt if demand for Internet and related services does not continue to grow. This demand may be inhibited for a number of reasons, including:

     - general economic conditions;

     - access costs;

     - inadequate network infrastructure;

     - security concerns;

     - uncertainty of legal and regulatory issues concerning use of the Internet;

     - inconsistent quality of service; and

     - lack of availability of cost-effective, high-speed service.

     The Internet infrastructure may not be able to support the demands placed on it or the Internet's performance and reliability may decline. Similarly, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. This could hurt our business.

A PORTION OF OUR GROWTH DEPENDS ON OUR ABILITY TO EXPAND WEB HOSTING CAPACITY TO MEET ANTICIPATED DEMAND.

     Continuing to expand web hosting center capacity is critical to achieving the goals of our business plan. This expansion is likely to include the need to add new hardware and software, and may include the opening of additional web hosting centers. We recently expanded the capacity of our Syracuse, New York facility and opened a new facility in Hayward, California. We intend to add web hosting center capacity in the future as justified by customer demand. Our ability to do so successfully depends on:

     - anticipating and planning for future demand levels;

     - having access to sufficient capital; and

     - locating and securing satisfactory web hosting center sites and implementing the build-out of these and existing sites, all of which may require significant lead time.

     If we are unable to expand our capacity effectively, our growth may suffer and we may not be able to adequately meet the demands of existing customers.

WE OPERATE IN AN EXTREMELY COMPETITIVE MARKET AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     The Internet-based services market is extremely competitive and many of our competitors are more established and have greater financial resources than us. In addition, there are no substantial barriers to entry in this market. We also expect that competition will intensify in the future. Many of our competitors have greater market presence, engineering and marketing capabilities and financial, technological and personnel resources than we do. As a result, as compared to us our competitors may:

     - develop and expand their network and web hosting infrastructures and service offerings more efficiently or more quickly;

     - adapt more swiftly to new or emerging technologies and changes in customer requirements;

     - take advantage of acquisitions and other opportunities more effectively; and

     - more effectively leverage existing relationships with customers or exploit a more recognized brand name to market and sell their services.

     Our current and prospective competitors generally may be divided into the following three groups:

     - Web hosting companies including Digex, Inc., Verio, Inc., Genuity, Globix Corporation, PSINet Inc., Exodus Communications, Inc. and other companies;

     - Internet solution companies including Razorfish Inc., IBM Global Services, Accenture, US Internetworking Inc., Scient Corp., Cambridge Technology Partners, Inc., Whittman-Hart Inc., Oracle Corporation, the Big 5 accounting firms, EDS Corporation and other companies; and

     - Internet connectivity, VPNs and security providers including Genuity, Verio Inc., Qwest Communications International Inc., Sprint Corporation, AT&T Corp., UUNET Technologies, Inc., XO Communications, Cable & Wireless plc, WorldCom, Inc. and other national and regional providers.

     We believe that we may also face competition from other large computer hardware and software companies and other media, technology and telecommunications companies.

     The number of businesses providing Internet-related services is rapidly growing. We are aware of other companies, in addition to those named above, that have entered into or are forming joint ventures or consortia to provide services similar to those provided by us. Others may acquire the capabilities necessary to compete with us through acquisitions.

WE COULD ENCOUNTER SIGNIFICANT PRICING PRESSURE AS A RESULT OF INCREASED COMPETITION AND INDUSTRY CONSOLIDATION.

     As a result of increased competition and consolidation in the industry, we could encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of our services. We may not be able to offset such price reductions even if we obtain an increase in the number of our customers, derive higher revenue from enhanced services or manage to reduce our costs. Increased price or other competition could erode our market share and could significantly hurt our business. We cannot assure you that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully in that environment.

OUR REVENUES ARE HEAVILY DEPENDENT ON TWO CONTRACTS. IF WE LOSE EITHER OF THESE CONTRACTS, IF THERE IS A REDUCTION IN THE AMOUNT OF WORK GENERATED FROM EITHER OF THEM, OR IF WE FAIL TO DIVERSIFY OUR CUSTOMER BASE, OUR BUSINESS WILL SUFFER.

     We currently derive a substantial portion of our total revenue from contracts with two customers; NYSERNet.org, Inc. ("NYSERNet"), a not-for-profit corporation that is affiliated with one of our major stockholders, and the New York State Department of Labor. The loss of either of these contracts could significantly hurt our business. For the years ended December 31, 2000, 1999 and 1998 revenue from NYSERNet.org, Inc. represented approximately 18%, 27% and 37% of our total revenue, respectively. Revenue under the agreement with the New York State Department of Labor for the years ended December 31, 2000, 1999 and 1998 represented 28%, 39% and 28% of our total revenue, respectively.

     We have an agreement with NYSERNet to provide NYSERNet and its customers with services. Under this agreement we provide services to approximately 140 different customers affiliated with NYSERNet. Each of these customers makes individual buying decisions resulting in separate agreements. As the initial agreements with NYSERNet's customers expired some customers began contracting directly with us. In March 2000 we extended and expanded these services through an agreement with NYSERNet to upgrade and maintain a minimum of 10 full OC-3 connections for NYSERNet and its customers. This agreement extends until October 2005 and it is estimated that we will receive approximately $40 million for our services over the term of the agreement. While these agreements only allow termination by either party under special circumstances, it is still possible that NYSERNet could terminate the agreement or cease working with us.

     On June 14, 1999, we signed a contract with NYSERNet to enhance, operate and maintain NYSERNet2000, NYSERNet's next generation Internet backbone network. We completed construction of the network in April 1999. Under the terms of the contract, which extends until March 2002, we will operate and maintain the first OC-12 research network backbone in New York State. We expect to receive approximately $5.2 million for our services over the term of the contract.

     On November 30, 2000, we executed a five year $82 million contract with the New York State Department of Labor for the development and maintenance of the America's Job Bank Web site. Although this contract is initiated by the New York State Department of Labor, the contract includes separate maintenance of America's Job Bank Web sites for 50 different states and territories. Each of these states and territories makes an individual buying decision and may terminate its affiliation with America's Job Bank annually. The America's Job Bank agreement is subject to cancellation upon 15 days notice by the New York State Department of Labor.

     We cannot assure you that revenue from these two customers, or from other customers that have accounted for significant revenue in past periods, individually or as a group, will continue, or if continued, will reach or exceed historical levels in any future period. In addition, we may not succeed in diversifying our customer base in future periods.

WE COULD EXPERIENCE SYSTEM FAILURES AND CAPACITY CONSTRAINTS, WHICH WOULD AFFECT OUR ABILITY TO COMPETE.

     Interruptions in service to our customers could hurt our business. To succeed, we must be able to operate our network and web hosting management infrastructure 24 hours per day, seven days per week, without interruption. Our operations depend upon our ability to protect our network and web hosting infrastructure, our equipment and customer data against damage from human error or "acts of God." Even if we take precautions, the occurrence of a natural disaster or other unanticipated problems could result in interruptions in the services we provide to our customers.

     Although we have attempted to build redundancy into our network and hosting facilities by establishing a redundant, rigorously engineered backbone connected to our four web hosting centers, our network is currently subject to various single points of failure. For example, a problem with one of our routers or switches could cause an interruption in the services we provide to some of our customers. Any interruptions in service could:

     - cause end users to seek damages for losses incurred;

     - require us to spend more money and dedicate more resources to replacing existing equipment, expanding facilities or adding redundant facilities;

     - cause us to spend money on existing or new equipment and infrastructure earlier than we plan;

     - damage our reputation for reliable service;

     - cause existing end-users and resellers to cancel our contracts; or

     - make it more difficult for us to attract new end-users and partners.

     Any of these results could hurt our business.

     Failure of the national telecommunications network and Internet infrastructure to continue to grow in an orderly manner could result in service interruptions. While the national telecommunications network and Internet infrastructure have historically developed in an orderly manner, there is no guarantee that this will continue as the network expands and more services, users and equipment connect to the network. Failure by our telecommunications providers to provide us with the data communications capacity we require could cause service interruptions, which could hurt our business.

WE ARE DEPENDENT ON NETWORKS BUILT AND OPERATED BY OTHERS. IF WE DO NOT HAVE CONTINUED ACCESS TO A RELIABLE NETWORK, OUR BUSINESS WILL SUFFER.

     In delivering our services, we rely on networks which are built and operated by others. We do not have control over these networks, nor can we guarantee that we will continue to have access on terms that fit our business needs.

     Our use of the infrastructure of other communications carriers presents risks. Our success partly depends upon the coverage, capacity, scalability, reliability and security of the network infrastructure provided to us by telecommunications network suppliers, including AT&T Corp., Sprint Corporation, Verizon Communications, Pacific Bell, Worldcom, Inc. and Broadwing, Inc. Our expansion plans require additional network resources. Without these resources, our ability to execute our business strategy could be hurt. In addition, future expansion and adaptation of our network and web hosting infrastructure may require substantial financial, operational and management resources. We may not be able to expand or adapt our network or web hosting infrastructure on a timely basis and at a commercially reasonable cost to meet additional demand, changing customer requirements or evolving industry standards. In addition, if demand for usage of our network and web hosting facilities were to increase faster than projected or were to exceed our current forecasts, the network could experience capacity constraints which would hurt its performance.

     The consolidation of network providers could adversely affect our peering and transit arrangements if peering criteria becomes more restrictive or cost prohibitive. We also depend on our telecommunications suppliers to provide uninterrupted and error-free service through their telecommunications networks. If these suppliers greatly increase the price for their services or if the telecommunications capacity available to us is insufficient for our business purposes, and we are unable to use alternative networks or pass along any increased costs to our customers, our business could suffer.

OUR NETWORK AND SOFTWARE ARE VULNERABLE TO SECURITY BREACHES AND SIMILAR THREATS WHICH COULD RESULT IN OUR BEING LIABLE FOR DAMAGES AND HARM OUR REPUTATION.

     Despite the implementation of network security measures, the core of our network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by Internet users. This could result in our being liable for damages, and our reputation could suffer, thereby deterring potential customers from working with us. Security problems caused by third parties could lead to interruptions and delays or to the cessation of service to our customers. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information stored in our computer systems and in those of our customers.

     We rely upon encryption and authentication technology purchased from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Although we intend to continue to implement industry-standard security measures, in the past some of these standards have occasionally been circumvented by third parties. Therefore, we cannot assure you that the measures we implement will not be circumvented. The costs and resources required to eliminate computer viruses and alleviate other security problems may result in interruptions, delays or cessation of service to our customers, which could hurt our business.

OUR BRAND IS NOT AS WELL KNOWN AS SOME OF OUR COMPETITORS, AND FAILURE TO DEVELOP BRAND RECOGNITION COULD HURT OUR BUSINESS.

     To successfully execute our strategy, we must strengthen our brand awareness. While many of our competitors have well-established brands, prior to 2000, our market presence was limited principally to New York State. In order to build our brand awareness, our marketing efforts must succeed, and we must provide high quality services. We cannot assure you that these investments will succeed as planned. If we do not build our brand awareness, our ability to realize our strategic and financial objectives could be hurt.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR BUSINESS COULD SUFFER.

     If we do not successfully use or develop new technologies, introduce new services or enhance our existing services on a timely basis, or new technologies or enhancements used or developed by us do not gain market acceptance, our business could be hurt. Our industry is characterized by rapidly changing technology, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our future success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner, all while continuing to develop our business model and rolling-out our services on a national level:

     - effectively use and integrate leading technologies;

     - continue to develop our technical expertise;

     - enhance our products and current networking services;

     - develop new products and services that meet changing customer needs;

     - have the market accept our services;

     - advertise and market our products and services; and

     - influence and respond to emerging industry standards and other changes.

     We cannot assure you that we will successfully use or develop new technologies, introduce new services or enhance our existing services on a timely basis, or that new technologies or enhancements used or developed by us will achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense. In addition, we cannot assure you that, if required, we will successfully adapt our services to alternate devices and conduits.

     If our services do not continue to be compatible and interoperable with products and architectures offered by other industry members, our ability to compete could be impaired. Our ability to compete successfully is dependent, in part, upon the continued compatibility and interoperability of our services with products and architectures offered by various other members of the industry. Although we intend to support emerging standards in the market for Internet solutions, we cannot assure you that we will be able to conform to new standards in a timely fashion and maintain a competitive position in the market. Our services rely on the continued widespread commercial use of Transmission Control Protocol/Internet Protocol, commonly known as TCP/IP, which is an industry standard to facilitate the transfer of data. Alternative open protocol and proprietary protocol standards could emerge and become widely adopted. A resulting reduction in the use of TCP/IP could render our services obsolete and unmarketable. Our failure to anticipate the prevailing standard or the failure of a common standard to emerge could hurt our business.

WE DERIVE SIGNIFICANT REVENUE FROM CONTRACTS WITH GOVERNMENT AGENCIES. THESE CONTRACTS OFTEN ARE SUBJECT TO A COMPLEX PROCUREMENT PROCESS, REQUIRE COMPLIANCE WITH VARIOUS GOVERNMENT REGULATIONS AND POLICIES AND MAY BE SUBJECT TO UNILATERAL TERMINATION OR MODIFICATION BY THE GOVERNMENT. IN ADDITION, CHANGES IN GOVERNMENT FUNDING AND OTHER POLICY DECISIONS COULD JEOPARDIZE OUR CONTRACTS WITH GOVERNMENT AGENCIES.

     Contracts with various government agencies accounted for approximately 36% and 53% of our revenues in years ended December 31, 2000 and 1999, respectively. Government contracts are often subject to a competitive bidding process, which is governed by applicable federal and state statutes and regulations. The procurement process for government contracts is complex and can be very time consuming.

     Because of our contracts with governmental agencies, we are required to comply with various government regulations and policies. For instance, we are required to maintain employment policies relating to equal employment opportunities, and we are subject to audit by the government to confirm our compliance with these policies. If we fail to comply with regulations which apply to government contractors, we may face sanctions, including substantial fines and disqualification from being awarded government contracts in the future.

     Contracts with governmental agencies are subject to the risk of unilateral termination by the government for its convenience and reductions in services, or modifications in contractual terms, due to changes in the government's requirements or to budgetary restraints.

     In addition, the government may not continue to fund the projects and programs with which we work. Even if funding continues, we may not obtain this funding. We cannot assure you that we will be able to procure additional government contracts, that we will be able to retain our existing government contracts or, if retained, that these contracts will be fully funded.

WE MAY BE EXPOSED TO RISKS ASSOCIATED WITH ACQUISITIONS, INCLUDING INTEGRATION RISKS AND RISKS ASSOCIATED WITH METHODS OF FINANCING AND THE IMPACT OF ACCOUNTING TREATMENT. ALSO, COMPLETED ACQUISITIONS MAY NOT ENHANCE OUR BUSINESS.

     A component of our strategy is to acquire web hosting and Internet solutions companies and other businesses complementary to our operations. In the 19 months ending December 31, 2000 we have acquired or invested in several companies. In the future, we intend to acquire additional companies that complement our existing business model and growth strategies. Any future acquisitions would be accompanied by the risks commonly encountered in acquisitions, including:

     - the difficulty of assimilating the operations and personnel of acquired companies;

     - the potential disruption of our business;

     - our management's inability to maximize our financial and strategic position through the incorporation of an acquired technology or business into our service offerings;

     - the difficulty of maintaining uniform standards, controls, procedures and policies;

     - the potential loss of key employees from acquired businesses, and the impairment of relationships with the employees and customers of an acquired business as a result of changes in management; and

     - the inaccuracy of financial data of acquired companies.

     We cannot assure you that any completed acquisition will enhance our business. If we consummate additional acquisitions in which any significant portion of the consideration consists of cash, a significant portion of our available cash could be used to consummate the acquisitions. If we consummate one or more acquisitions in which any significant portion of the consideration consists of stock, our stockholders could suffer significant dilution of their interest in us. In addition, we could incur or assume significant amounts of indebtedness in connection with acquisitions. The purchase price of future acquisitions will most likely be significantly greater than the fair value of the acquired net assets. Acquisitions required to be accounted for under the purchase method could result in significant goodwill and/or amortization charges for acquired technology.

WE ARE DEPENDENT ON OUR HARDWARE AND SOFTWARE SUPPLIERS TO PROVIDE US WITH THE PRODUCTS AND SERVICES WE NEED TO SERVE OUR CUSTOMERS.

     We rely on outside vendors to supply us with computer hardware, software and networking equipment. These products are available from only a few sources. We purchase a significant portion of these products from Sun Microsystems, Inc., Compaq Computer Corporation, Cisco Systems, Inc., Microsoft Corporation and Oracle Corporation. We cannot assure you that we will be able to obtain the products and services that we need on a timely basis and at affordable prices.

     We have in the past experienced delays in receiving shipments of equipment purchased for resale. To date, these delays have not adversely affected us, but we cannot guarantee that we will not be adversely affected by delays in the future. We may not be able to obtain computer equipment on the scale and at the times required by us at an affordable cost. Our suppliers may enter into exclusive arrangements with our competitors or stop selling us their products or services at commercially reasonable prices. If our sole or limited source suppliers do not provide us with products or services, our business, financial condition and results of operations may be significantly hurt.

WE OPERATE IN AN UNCERTAIN REGULATORY AND LEGAL ENVIRONMENT. NEW LAWS AND REGULATIONS COULD HARM OUR BUSINESS.

     We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. Our business could suffer depending on the extent to which our activities are regulated or proposed to be regulated.

     While there are currently few laws or regulations that specifically regulate Internet communications, laws and regulations directly applicable to online commerce or Internet communications are becoming more prevalent. There is much uncertainty regarding the market-place impact of these laws. In addition, various jurisdictions already have enacted laws covering intellectual property, privacy, libel and taxation that could affect our business by virtue of their impact on online commerce. Further, the growth of the Internet, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. If we become subject to claims that we have violated any laws, even if we successfully defend against these claims, our business could suffer. Moreover, new laws that impose restrictions on our ability to follow current business practices or increase our costs of doing business could hurt our business.

WE MAY BE SUBJECT TO LEGAL LIABILITY FOR DISTRIBUTING OR PUBLISHING CONTENT OVER THE INTERNET, WHICH COULD BE COSTLY FOR US TO DEFEND.

     It is possible that claims will be made against online service companies and Internet access providers in connection with the nature and content of the materials disseminated through their networks. Several private lawsuits are pending which seek to impose liability upon online services companies and Internet access providers as a result of the nature and content of materials disseminated over the Internet. If any of these actions succeed, we might be required to respond by investing substantial resources in connection with this increased liability or by discontinuing some of our service or product offerings. Also, any increased attention focused upon liability issues relating to the Internet could also have a negative impact on the growth of Internet use. Although we carry general liability insurance, it may not be adequate to compensate us or it may not cover us in the event we become liable for information carried on or disseminated through our networks. Any costs not covered by insurance that we incur as a result of liability or asserted liability for information carried on or disseminated through our networks could hurt our business.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR TO CONTINUE USING INTELLECTUAL PROPERTY THAT WE LICENSE FROM OTHERS.

     We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain of our proprietary rights. We have no patented technology that would bar competitors from our market. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our data or technology.

     We also rely on certain technologies licensed from third parties. We cannot be sure these licenses will remain available to us on commercially reasonable terms or at all. The loss of such technology may require us to obtain substitute technology of lesser quality or performance standards or at greater cost which could harm our business.

SIGNIFICANT STOCKHOLDERS AND CURRENT MANAGEMENT CONTROL APPROXIMATELY 60% OF OUR COMMON STOCK, AND THESE PARTIES MAY HAVE CONFLICTS OF INTEREST.

     Broadwing Communications, Inc. ("Broadwing"), NYSERNet.net, Inc. and Grumman Hill Investments III, L.P. ("Grumman Hill") control approximately 23.1%, 18.1% and 11.6%, respectively, of our outstanding common stock at December 31, 2000. In addition, our executive officers may be deemed to beneficially own in the aggregate approximately 7.0% of our outstanding common stock. Accordingly, Broadwing, NYSERNet.net, Grumman Hill and our officers and directors, whether acting alone or together, are able to exert considerable influence over any stockholder vote, including any vote on the election or removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and control our management and affairs. Such control could discourage others from initiating potential merger, takeover or other change in control transactions. As a consequence, our business could be hurt. In addition, Grumman Hill has a representative on our board of directors. NYSERNet.net, Broadwing, Grumman Hill and our officers and directors may have conflicts of interest among themselves, and their interests could conflict with the interests of our other stockholders.

WE ARE DEPENDENT ON KEY PERSONNEL AND OPERATE IN AN INDUSTRY WHERE IT IS DIFFICULT TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     We expect that we will need to hire additional personnel in all areas of our business. The competition for personnel throughout our industry is intense. At times, we have experienced difficulty in attracting qualified new personnel. If we do not succeed in attracting new, qualified personnel or retaining and motivating our current personnel, our business could suffer. We are also dependent on the continued services of our key personnel, including our senior management. We have entered into employment agreements with certain executive officers. We have also secured key man insurance policies on the lives of Messrs. Mandelbaum and Martin.

OUR STOCK PRICE MAY BE VOLATILE.

     Stock prices of technology companies, especially Internet-related companies, have been highly volatile. The current trading price of our common stock may not be indicative of prices that will prevail in the trading market. Various factors could cause the market price of our common stock to fluctuate substantially. These factors may include:

     - variations in our revenue, earnings and cash flow;

     - announcements of new service offerings, technological innovations or price reductions by us, our competitors or providers of alternative services;

     - changes in analysts' recommendations or projections; and

     - changes in general economic and market conditions.

     In addition, the U.S. equity markets in general have periodically had significant price corrections, trading volume fluctuations and prolonged periods of decline. These events would particularly impact the stock prices for Internet-related, technology and telecommunications companies. Specifically, recent events have adversely affected the market price of our common stock in a significant manner. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company in question. If we become subject to securities litigation, we could incur substantial costs and experience a diversion of management's attention and resources.

INDUSTRY CONSOLIDATION COULD MAKE IT MORE DIFFICULT TO COMPETE.

     Companies offering Internet, data and communications services are increasingly consolidating. As a company with a limited operating history, we may not be able to successfully compete with businesses that have combined, or will combine, to produce companies with substantially greater financial, sales and marketing resources, larger customer bases, extended networks and infrastructures and more established relationships with vendors, distributors and partners than we have. In addition, this consolidation trend could prevent or hinder our ability to further grow our operations through acquisitions. With these heightened competitive pressures, there is a significant risk that the value of our common stock will decline.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT.

     We are leveraged, and we may seek additional debt funding in the future. As of December 31, 2000, we had approximately $44.3 million of outstanding debt and an accumulated deficit of $82.4 million. We may not be able to generate sufficient revenue to fund our operations or to repay our debt. Our existing substantial leverage poses, and any future leverage would pose, the risk that:

     - we may be unable to repay our debt;

     - we may be unable to obtain additional financing; and

     - we may be more vulnerable during economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

     Additionally, our outstanding debt may impose significant restrictions on how we can conduct our business. The debt may prohibit or limit our ability to incur additional debt and may materially and adversely affect our ability to finance future operations or capital needs or conduct additional business activities. Any future debt that we may incur would also likely impose restrictions on us. If we fail to comply with any of these restrictions, we would be in default and, as a result, the holders of the applicable debt could demand that we pay the debt, including interest, immediately. This would create a significant risk that the value of our common stock will decline.

OUR STOCK PRICE MAY BE AFFECTED BY THE AVAILABILITY OF SHARES FOR FUTURE SALE. THE FUTURE SALE OF A LARGE AMOUNT OF OUR STOCK, OR THE PERCEPTION THAT THESE SALES COULD OCCUR, COULD NEGATIVELY AFFECT OUR STOCK PRICE.

     On May 5, 1999, we completed our initial public offering, or IPO, of 5,175,000 shares of our common stock pursuant to a registration statement on Form S-1 (File No. 333-72133). In addition to our IPO as a result of our re-offer prospectus filed on Form S-8 with the Securities and Exchange Commission ("SEC") on July 19, 1999 (File No. 333-83177), approximately 4,500,000 shares of our outstanding common stock no longer qualify as "restricted securities" under Rule 144 of the Securities Act of 1933 and, under the Securities Act, these shares may be freely re-offered and re-sold. However, stockholders who sell shares of our common stock under this re-offer prospectus must comply with the volume of sale limitations imposed under Rule 144(e) of the Securities Act.

     Also, a substantial number of shares of common stock issuable upon exercise of outstanding stock options are available for resale in the public market as a result of our filing a registration statement on Form S-8 with the SEC on July 19, 1999 (File No. 333-83177) in order to register the shares issued and issuable upon the exercise of options granted under our 1996 Incentive Stock Option Plan and our 1999 Stock Option Plan as well as shares issued under our 1999 Employee Stock Purchase Plan.

     As a result of filing of a registration statement on Form S-3 with the SEC on October 24, 2000 (File No. 333-48518), 211,000 shares of our common stock were issued and these shares may be freely re-offered and re-sold. Also, as a result of filing of a registration statement on Form S-3 with the SEC on October 25, 2000 (File No. 333-48578), approximately 839,881 shares of our outstanding common stock will no longer qualify as "restricted securities" under Rule 144 of the Securities Act and, under the Securities Act, these shares may be freely re-offered and re-sold. Furthermore, due to the registration statement on Form S-3 with the SEC that was filed on January 26, 2001, if certain parties convert the 5% convertible debentures into common stock and exercise warrants to purchase common stock, up to an additional 22,333,334 shares of our common stock would be registered and freely tradable. This may result in significant dilution of our existing shareholders.

     Therefore, through the S-8 re-offer prospectus, the S-3 registration statements, as a result of registration rights and under Rule 144, a large number of shares of our common stock may become freely tradable and affect the market for our stock.

     As of December 31, 2000, an additional 57% of the shares of our common stock continue to be restricted securities. Certain of the holders of these restricted securities have registration rights with respected to these restricted shares and with respect to any after-acquired shares. Also, under Rule 144 these shares become freely tradable in the future.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares registered through this prospectus, these shares will be issued or issuable upon conversion of the 5% convertible debentures or exercise of the warrants.

         The primary purpose of this prospectus is to register shares of our common stock that may be issuable upon (i) conversion of the 5% convertible debentures, and (ii) exercise of warrants issued to the purchasers of the convertible debentures. The net proceeds of $29,100,000 from the issuance of the convertible debentures has been received and partially used to fund operations, working capital requirements and capital expenditures. The remaining amount has been invested in short-term, interest bearing investment grade securities. If warrants issued to the purchasers of the convertible debentures are exercised AppliedTheory will receive net proceeds of up to $13,000,000.

                            SELLING SECURITY HOLDERS

         The shares of our common stock to which this prospectus relates are being registered for re-offers and resales by selling stockholders who (i) will acquire the relevant shares upon the conversion of the 5% convertible debentures, or (ii) will acquire the relevant shares upon the exercise of warrants by the purchasers of those convertible debentures. The selling stockholders named below may resell all, a portion or none of the relevant shares at any time.

         The table below sets forth, with respect to each selling stockholder and based upon the information available to us as of April 2, 2001, the selling stockholders' relationship, if any, with us within the past three years, the number of shares owned by each selling stockholder and the number of shares of our common stock that may be sold pursuant to this prospectus. In addition to the shares of our common stock which are made available for resale pursuant to this prospectus, various selling stockholders hold options to purchase additional common stock from us. We cannot assure you that any of the selling stockholders will sell any or all of the shares of common stock to which this prospectus relates.

                                                                         Number of        Number of     Percentage of
                                                                         shares of        shares of       shares of
                                                         Number of     AppliedTheory    AppliedTheory   AppliedTheory
                                                           shares       common stock    common stock     common stock
                                                       AppliedTheory    beneficially        owned           owned
                                                        common stock     owned that     beneficially     beneficially
                              Relationship with         beneficially    may be sold    after the sale     after the
     Name                       AppliedTheory              owned       hereunder (1)      hereunder     sale hereunder
------------------------ ----------------------------- --------------- --------------- ---------------- ---------------

Halifax Fund, L.P.       Holder of $15,000,000 in 5%      11,166,667      11,166,667          0               0
                         convertible debentures

Palladin Partners I,     Holder of $1,200,000 in 5%          893,333         893,333          0               0
L.P.                     convertible debentures

Palladin Overseas Fund   Holder of $1,500,000 in 5%        1,116,667       1,116,667          0               0
Ltd.                     convertible debentures

DeAm Convertible         Holder of $2,700,000 in 5%        2,010,000       2,010,000          0               0
Arbitrage Fund, Ltd.     convertible debentures

Lancer Securities        Holder of $2,100,000 in 5%        1,563,333       1,563,333          0               0
(Cayman) Ltd.            convertible debentures

Elliott Associates,      Holder of $3,750,000 in 5%        2,791,667       2,791,667          0               0
L.P.                     convertible debentures

Elliott International,   Holder of $3,750,000 in 5%        2,791,667       2,791,667          0               0
L.P.                     convertible debentures



(1) This number reflects only the number of shares of common stock beneficially owned by each selling stockholder that is eligible for demand registration rights and available for resale hereunder.


                              PLAN OF DISTRIBUTION


         In selling their shares in reliance upon this prospectus, the parties identified as selling stockholders in the table of Selling Security Holders will be acting as principals for their own account. We will not receive any proceeds from sales of any of those shares.

         The shares offered through this prospectus may be sold or transferred from time to time in one or more types of transactions (which may include block transactions) for value by the selling stockholders, or by pledgees, donees, transferees or other successors in interest to the selling stockholders, on the Nasdaq National Market or otherwise in the over-the-counter market, on an exchange on which these shares may be listed for trading, through options, swaps or derivatives, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, delivery of shares in settlement of option or short sale transactions or a combination of such methods of sale or in any other manner permitted by law. The sale of shares pursuant to this prospectus shall be at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares to or through broker-dealers, and broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom the broker-dealers may act as agent, and the compensation received by broker-dealers may be less than, or in excess of, customary commissions.

         The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling expenses incurred by individual selling stockholders will be borne by them.

         In addition to the shares sold hereunder, a selling stockholder may, at the same time, sell any shares of common stock, including the shares to be offered through this prospectus, owned by him or her in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this prospectus.

         There is no assurance that any of the selling stockholders will sell all or any portion of the shares offered hereby.


                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for us by Dewey Ballantine LLP, New York, New York.


     In June 2000, the Company was notified by the U.S. Attorney for the Western District of New York that a relator had filed a qui tam action under seal against the Company and NYSERNet.net ("NYSERNet"). The complaint alleged that the National Science Foundation was fraudulently induced to provide a grant of $2.45 million to NYSERNet, a portion of which was paid by NYSERNet to the Company for services rendered. The complaint seeks treble damages related to the alleged overpayment for services provided by the Company to NYSERNet, as well as certain other penalties and forfeitures under the False Claims Act. On January 19, 2001, the Company received a redacted copy of the amended complaint in this action. In addition to the original allegations, this amended complaint alleged that NYSERNet and the Company failed to disclose the transfer of alleged program income in violation of the False Claims Act. Furthermore, the amended complaint alleged that the Company conspired with NYSERNet to engage in the fraudulent conduct described above and seeks unspecified millions of dollars in treble damages as a result. Although the Department of Justice has not yet determined whether or not it will join in this action, the Company believes that these allegations are without merit and intends to contest them.



     On December 13, 2000, James G. Couch filed a complaint in New York State court seeking approximately $9,650,000 in damages against the Company due to an alleged anticipatory breach of a put option agreement between the Company, Mr. Couch and others dated January 5, 2000 pursuant to which Mr. Couch, as part of the consideration for his sale to the Company of the capital stock of CRL Network Services, Inc., was granted two put options, exercisable on January 5, 2001 and January 5, 2002, respectively, pursuant to which Mr. Couch may require the Company to re-purchase shares of its common stock from Mr. Couch at specified times and in specified circumstances. On January 2, 2001, the Company answered the complaint and asserted affirmative defenses and counterclaims for fraud, indemnification and breach of contract for which the Company seeks compensatory and punitive damages. Mr. Couch served an amended complaint on January 8, 2001 asserting claims of actual and anticipatory breach of the Put Option Agreement, and a reply to the Company's answer and counterclaims. On January 29, 2001, the Company answered the amended complaint and asserted affirmative defenses and counterclaims for fraud, violations of the California Corporation Code, indemnification and breach of contract for which the Company seeks compensatory and punitive damages. In addition, the Company plans to pursue claims under an escrow agreement against Mr. Couch. On February 15, 2001, Mr. Couch filed a motion to dismiss the Company's counterclaim for violations of the California Corporations Code and to stay the Company's counterclaims for indemnification and breach of contract pending the completion of an arbitration between the parties concerning the Company's claims against Mr. Couch under the escrow agreement. The Company cross-moved to stay the entire litigation, including Mr. Couch's claims, pending completion of this arbitration. On March 9, 2001, Mr. Couch filed a motion for partial summary judgment seeking entry of judgment in his favor on all of his claims, striking the Company's fraud defense to the extent it seeks a rescission remedy, and striking the Company's claim for punitive damages. Oral argument for Mr. Couch's motion filed on February 15, the Company's cross-motion thereto, and Mr. Couch's motion filed on March 9 is scheduled to take place on April 5, 2001. This litigation is in the preliminary stage, and therefore, no opinion as to likelihood of an unfavorable outcome can be made. At December 31, 2000, the Company has $10 million recorded as temporary equity in connection with these put options.



     We are not involved in any other legal proceedings which we believe would, if adversely determined, have a material adverse effect upon our business, financial condition or results of operations. There can be no assurance whether these matters will be determined in a manner that is favorable to us or, if adversely determined, whether such determination would have a material adverse effect upon our business, financial condition or results of operations.


                                     EXPERTS


         The consolidated financial statements and the related financial statement schedule of AppliedTheory Corporation, incorporated in this Prospectus by reference from the December 31, 2000 Annual Report on Form 10-K have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy all or any portion of the reports we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-

800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings, including the registration statement of which this prospectus is a part, are also available to you on the SEC's Web site (http://www.sec.gov). Other information about the Company may be obtained from our Web site at http://www.appliedtheory.com.

         The SEC allows us to "incorporate by reference" in this prospectus the information contained in other documents that we file with them, which means that we can disclose important information to you by referring to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling stockholders sell all the shares offered by this prospectus or until we decide to terminate this offering before all shares offered by this prospectus are sold.

         The following documents filed with the SEC are hereby incorporated by reference:

                a) The description of our common stock contained in our registration statement on Form S-1 filed April 30, 1999 (No. 333-72133) including any amendment or report filed for the purpose of updating that description;


                b) Our annual report on Form 10-K for the fiscal year ended December 31, 2000 which includes audited financial statements for our latest fiscal year;


                c)  Our definitive proxy statement filed on April 17, 2000;

                d) Our quarterly report on Form 10-Q for the quarter ended March 31, 2000 which was filed on May 15, 2000;

                e) Our current report on Form 8-K, filed June 1, 2000, for the acquisition of The Cordada Group, Inc.;

                f) Our current report on Form 8-K, filed June 20, 2000 (No. 000-25759), for the issuance of $30,000,000 in 5%
                    convertible debentures;

                g) Our current report on Form 8-K, filed July 14, 2000, for the acquisition of TeamTech International, Inc.;

                h) Our quarterly report on Form 10-Q for the quarter ended June 30, 2000 which was filed on August 14, 2000;

                i) Our quarterly report on Form 10-Q for the quarter ended September 30, 2000 which was filed on November 13, 2000; and

                j) Our current report on Form 8-K, dated January 26, 2001, for the amended and restated purchase agreement in connection with the issuance of $30,000,000 in convertible debentures.



         All other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of those documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents). Written or telephonic requests should be directed to Angelo A. Gencarelli III, Senior Vice President and Chief Financial Officer, AppliedTheory Corporation, 1500 Broadway, 3rd Floor, NY, NY 10036, telephone
(212) 398-7070.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an estimate, subject to future contingencies, of the expenses to be incurred by us in connection with the issuance and distribution of the securities being registered:


Registration Fee                                                                  $ 6,142
Legal Fees and Expenses*                                                           10,000
Accounting Fees and Expenses*                                                       3,000
Printing and Engraving Fees*                                                        1,000
                                                                                  -------
         Total                                                                    $20,142
                                                                                  =======


* Estimated pursuant to instruction to Item 511 of Regulation S-K.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

         The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under Securities Act of 1933.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's certificate of incorporation contains such a provision.

         The Company's certificate of incorporation and bylaws provide that the Company shall indemnify officers and directors and, to the extent permitted by the board of directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the bylaws permit the board of directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

         The Company has offered to enter into an indemnification agreement with each of its directors. The indemnification agreements provide that the Company will indemnify the directors to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware and by the certificate of incorporation and the bylaws.

         The employment agreements of the Company's executive officers provide that the Company shall indemnify the officers to the fullest extent permitted by law and by the certificate of incorporation and bylaws.



ITEM 16.  EXHIBITS

         The following exhibits are filed as part of this statement or incorporated by reference herewith:

Exhibit
Number            Description
-------           -----------
5.1               Opinion of Dewey Ballantine LLP with respect to the legality of the securities being registered.

10.57 Letter Agreement Regarding Distribution of New Documents, dated January 9, 2001, by and among AppliedTheory Corporation, a Delaware corporation, and the Investors (incorporated by reference to Exhibit 10.57 from our current report on Form
                  8-K, filed January 26, 2001).

10.58             Amended and Restated Purchase Agreement, dated as of June 5,
                  2000, by and among AppliedTheory Corporation and the Investors
                  (incorporated by reference to Exhibit

                  10.58 from our current report on Form 8-K, filed January 26,
                  2001).

10.59 Amended and Restated Registration Rights Agreement, dated as of June 5, 2000, by and among AppliedTheory Corporation and the Investors (incorporated by reference to Exhibit 10.59 from our current report on Form 8-K, filed January 26, 2001).

10.60 Form of Convertible Debenture as issued to Halifax Fund LP, dated as of June 5, 2000, by and among AppliedTheory
                  Corporation and the Halifax Fund, LP(incorporated by reference to Exhibit 10.60 from our current report on Form 8-K, filed
                  January 26, 2001).


10.61             Form of Common Stock Purchase Warrant as issued to Halifax
                  Fund LP, dated as of June 5, 2000, by and among AppliedTheory
                  Corporation and the Halifax Fund, LP (incorporated by reference to Exhibit 10.61 from our current report on Form
                  8-K, filed January 26, 2001).

23.1              Consent of Grant Thornton LLP.

23.2              Consent of Dewey Ballantine LLP (contained in Exhibit 5.1).

99.5 Press release issued by AppliedTheory Corporation on January 16, 2000 (incorporated by reference to Exhibit 99.5 from our current report on Form 8-K, filed January 26, 2001).





ITEM 17.  UNDERTAKINGS

a)       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

d) The undersigned registrant hereby undertakes that, (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective, and
         (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on April 3, 2001.


                      AppliedTheory Corporation

                         by:    /s/ Danny E. Stroud
                               -------------------------------------------------
                               Danny E. Stroud

                               President, Chief Executive Officer and Director,

                               (Principal Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.


Date:   April 3, 2001            /s/ Danny E. Stroud
                               -------------------------------------------------
                               Danny E. Stroud
                               President, Chief Executive Officer and Director (Principal Executive Officer)




Date:   April 3, 2001           /s/  Angelo A. Gencarelli III
                               -------------------------------------------------
                               Angelo A. Gencarelli III
                               Sr. Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)



Date:   April 3, 2001            /s/ Richard Mandelbaum
                               -------------------------------------------------
                               Richard Mandelbaum
                               Chairman of the Board and Director



Date:   April 3, 2001          /s/  James Kelsey
                               -------------------------------------------------
                               James Kelsey
                               Director



Date:   April 3, 2001          /s/ David Groelinger
                               -------------------------------------------------
                               David Groelinger
                               Director



Date:   April 3, 2001          /s/ George Sadowsky
                               -------------------------------------------------
                               George Sadowsky
                               Director

EXHIBITS INDEX

Exhibit
Number            Description
-------           -----------

5.1 Opinion of Dewey Ballantine LLP with respect to the legality of the securities being registered.

10.57 Letter Agreement Regarding Distribution of New Documents, dated January 9, 2001, by and among AppliedTheory Corporation, a Delaware corporation, and the Investors (incorporated by reference to Exhibit 10.57 from our current report on Form
                  8-K, filed January 26, 2001).

10.58             Amended and Restated Purchase Agreement, dated as of June 5,
                  2000, by and among AppliedTheory Corporation and the Investors
                  (incorporated by reference to Exhibit 10.58 from our current report on Form 8-K, filed January 26, 2001).

10.59 Amended and Restated Registration Rights Agreement, dated as of June 5, 2000, by and among AppliedTheory Corporation and the Investors (incorporated by reference to Exhibit 10.59 from our current report on Form 8-K, filed January 26, 2001).

10.60 Form of Convertible Debenture as issued to Halifax Fund LP, dated as of June 5, 2000, by and among AppliedTheory
                  Corporation and each investor (incorporated by reference to Exhibit 10.60 from our current report on Form 8-K, filed
                  January 26, 2001).

10.61             Form of Common Stock Purchase Warrant as issued to Halifax
                  Fund LP, dated as of June 5, 2000, by and among AppliedTheory
                  Corporation and each investor (incorporated by reference to Exhibit 10.61 from our current report on Form 8-K, filed
                  January 26, 2001).

23.1              Consent of Grant Thornton LLP.

23.2              Consent of Dewey Ballantine LLP (contained in Exhibit 5.1).

99.5              Press release issued by AppliedTheory Corporation on January
                  16, 2000 (incorporated by reference to Exhibit 99.5 from our current report on Form 8-K, filed January 26, 2001).